Exhibit 2.9

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This amendment to the Membership Interest Purchase Agreement (the “Second Amendment”) is made as of April 10, 2025 and effective as of December 31, 2024, by and between Precision Aerospace Group, Inc., a Florida corporation (the “Buyer”) and Aerospace Services Group, LLC, a Florida limited liability company (the “ASG Seller”). The Buyer and ASG Seller are referred to collectively as the “Parties.”

Whereas, the Parties entered into a Membership Interest Purchase Agreement on December 14, 2023 (the “Agreement”) as amended on December 31, 2023 (the “First Amendment”), and whereas the Seller and the other selling party, DMNDT, LLC entered into a Partial Unwind of the Agreement on November 22, 2024 and

Whereas, the Parties recognize that the consideration section of the Agreement as it relates to the terms of the ASG Seller’s Promissory Note (the “Note”) needs to be modified and amended, and

Whereas, the Parties by virtue of this agreement desire to document their modifications and amendments in a written instrument.

Now, Therefore, in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the Parties agree as follows:

1.	Recitals: The above and foregoing recitals are true and correct and are incorporated herein.

2.	Transaction Consideration. Section 2.2 of the Agreement is amended to reflect that the $625,000 Note Payable to the ASG Seller shall bear interest at the rate of 5% per annum and commencing on December 15, 2025, and on the same day of each month thereafter, the Note will be amortized in equal monthly payments of principal and interest over a term of 84 months until paid in full.

3.	Effect of Modification and Amendment: The Amendments and modifications set forth herein shall be binding upon the Parties hereto, their successors, and assigns and shall inure to their respective benefits. Other than the Amendments and modifications contained herein, all of the terms contained in the Agreement remain in full force and effect.

4.	Counterparts: This Modification may be signed by the Parties in counterparts, including by facsimile, PDF, or other electronic transmission, and the signature pages combined shall create one document binding upon all of the Parties.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have hereunto caused this Modification to be executed this 10th day of April, 2025.

SELLER:

AEROSPACE SERVICES GROUP, LLC

By:	/s/ Maynard Hellman
Maynard J. Hellman, Manager

BUYER:

PRECISION AEROSPACE GROUP, INC.

By:	/s/ Nelson Lamis
Nelson Lamis, Secretary